TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                                    Contacts:
New York, N.Y. 10022                                                                                                                                       James N. Fernandez
                 (212) 230-5315
                 Mark L. Aaron
                (212) 230-5301

TIFFANY INCREASES QUARTERLY DIVIDEND BY 16%

New York, May 19, 2011 –The Board of Directors of Tiffany & Co. (NYSE – TIF) today declared a dividend of $0.29 per share of Common Stock, reflecting a 16% increase in the quarterly rate. This action increases the quarterly dividend from $0.25 per share (or $1.00 annually) to a new rate of $0.29 per share (or $1.16 per share annually).

Michael J. Kowalski, chairman and chief executive officer, announced the increase at the Company’s Annual Meeting of Stockholders and said, “Today’s increase acknowledges Tiffany’s financial performance last year and the strength of our balance sheet, and reflects the Board’s confidence in our outlook. This represents the ninth dividend increase in the past nine years.”

The dividend declared today will be paid on July 11, 2011 to stockholders of record on June 20, 2011. Future dividends are subject to declaration by the directors.

Company Description
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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